Exhibit 8.1

1875 K Street, N.W. Washington, DC 20006-1238 Tel: 202 303 1000 Fax: 202 303 2000

April 21, 2026

KraneShares Crypto Trust

c/o Krane Funds Advisors, LLC

280 Park Avenue, 32nd Floor

New York, NY 10017

Re:	KraneShares Coinbase 50 Index ETF

Ladies and Gentlemen:

We have acted as counsel to KraneShares Coinbase 50 Index ETF (the “Fund”), a series of KraneShares Crypto Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the Securities Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (File No. 333-288363) (as amended, the “Registration Statement”) relating to the registration of an indeterminate number of shares representing fractional undivided beneficial interests in the net assets of the Fund (“Shares”).

In rendering this opinion, we have examined the Registration Statement and have reviewed and relied upon representations made to us by a duly authorized officer of Krane Funds Advisors, LLC, the sponsor of the Fund (the “Sponsor”), concerning the organization and operation of the Trust and the Fund, the nature of the Fund’s annual gross income and certain other factual matters in a letter dated as of the date hereof (the “Representation Letter”). We have also examined such other agreements, documents and records and other materials as we have deemed necessary in order for us to render this opinion. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals so copied.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, (i) the accuracy and completeness of the statements contained in the Registration Statement, (ii) that the Fund will operate at all times in the manner discussed in its organizational documents, the Prospectus included in the Registration Statement (the “Prospectus”) and the Representation Letter, (iii) the accuracy and completeness of the facts, representations and assumptions set forth or referenced herein and (iv) that any representation qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

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KraneShares Crypto Trust

April 21, 2026

Based upon and subject to the foregoing, we confirm that the discussion in the Registration Statement under the heading “U.S. Federal Income Tax Consequences,” to the extent it consists of statements of U.S. federal income tax law and legal conclusions with respect thereto, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion addresses only the specific federal income tax consequences set forth above and does not address any other federal, or any state, local, or foreign tax law issues. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

This opinion is furnished to the Fund for its benefit in connection with the Registration Statement and is not to be relied upon for any other purpose, in whole or in part, without our express written consent. Shareholders of the Fund may rely on this opinion; it being understood that we are not establishing any attorney-client relationship with any shareholder of the Fund. This letter may not be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to this letter and to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP